UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	May 20, 2008

OSHKOSH CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)
(920) 235-9151
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (d)        Effective May 20, 2008, the Board of Directors of Oshkosh Corporation (the “Company”) voted to elect Craig P. Omtvedt as a new director to fill a previously existing vacancy. The term as director for Mr. Omtvedt will expire at the Company’s 2009 annual meeting of shareholders.

        At the time of his election, Mr. Omtvedt was not appointed to any committee of the Board of Directors, and there was no expectation concerning any such appointment.

        Mr. Omtvedt currently serves as senior vice president and chief financial officer for Fortune Brands, Inc., a leading consumer products company with annual revenues of approximately $8.6 billion, a position he has held since 2000. He has been with Fortune Brands since 1989. Mr. Omtvedt previously served in financial positions of increased responsibility at both The Pillsbury Company and Sears, Roebuck & Company. In addition, Mr. Omtvedt serves as audit committee chair for General Cable Corp. and is a member of the Standard & Poor’s CFO Advisory Council. He is also actively involved with the Boys & Girls Club of America, serving as a National Trustee.

        On May 20, 2008, in connection with his election to the Board of Directors, the Company awarded Mr. Omtvedt 825 shares of restricted stock under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan. The Company also awarded Mr. Omtvedt options to purchase 1,950 shares of the Company’s common stock at a price of $39.91 per share under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan using an award form that the Company has filed with the Securities and Exchange Commission. In addition, Mr. Omtvedt received a Board meeting attendance cash payment and a pro rata portion of the current quarterly retainer paid to non-employee directors of the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION
Date: May 23, 2008	By: /s/ Bryan J. Blankfield
Bryan J. Blankfield
Executive Vice President, General Counsel
and Secretary